                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 April 21, 1998
                Date of Report (Date of earliest event reported)


                           CALIFORNIA MICROWAVE, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                     0-7428                 94-1668412
      (State or other              (Commission            (IRS Employer
      jurisdiction of              File Number)           Identification No.)
      incorporation)

                1143 Borregas Avenue, Sunnyvale, California 94089
               (Address of principal executive offices) (Zip Code)

        (Registrant's telephone number, including are code): 408/732-4000

Item 2.  Acquisition or Disposition of Assets.

            California Microwave on April 21, 1998 announced through a press release the completion of the sale of its Microwave Networks division (MN) to Tadiran Microwave Networks, Inc. Pursuant to the terms of the Asset Purchase Agreement announced on March 1, 1998, California Microwave was to receive $35 million in cash, subject to a post-closing adjustment for any change in net assets between December 31, 1997, and the closing of the transaction. The Agreement provided for an interim adjustment in the cash to be paid at closing for any change in net assets between December 31, 1997, and the most recent balance sheet date. Based upon a March 31, 1998 balance sheet, California Microwave received approximately $31.5 million at the time of the closing, with the difference of $3.5 million representing cash transfers made by MN to California Microwave, and MN operating losses for the period.

Item 7.
            (c)  Exhibits

            10.26 Asset Purchase Agreement among Tadiran Limited, Tadiran Microwave Networks, Inc. and California Microwave, Inc., dated as of March 1, 1998, including a Cross-License Agreement between Tadiran Microwave Networks, Inc. and California Microwave, Inc. attached thereto as Exhibit A.

            10.27 Amendment to Asset Purchase Agreement among Tadiran Limited, Tadiran Microwave Networks, Inc. and California Microwave, Inc., and California Microwave, Inc., dated as of April 20, 1998.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           CALIFORNIA MICROWAVE, INC.
                           (Registrant)


                           By: /s/ GEORGE L. SPILLANE
                              --------------------------------
                              Name:  George L. Spillane
                              Title: Vice President and
                                        Secretary

Dated:  April 27, 1998


                                       -2-